                    SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 9134 (Amendment No.)

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[ ] Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6 (e) (2))
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[ ]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11 (c) or Section
     240.14a-12

                             BRIDGE BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In It Charter)

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NOTES:

BRIDGE BANCORP, INC.
2200 Montauk Highway
Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING
TO BE HELD APRIL 21, 2003

To Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Bridge Bancorp, Inc. (the “Company”) will be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Monday, April 21, 2003, at 10:30 a.m., for the purpose of considering and voting on the following matters:

1.

The election of three directors to Class A of the Company’s Board of Directors, each to hold office for a term of three years and the election of one director to Class C of the Company’s Board of Directors, to hold office for a term of two years and, in the case of both Classes, until their successors are elected and qualified. The following four persons are the Board of Directors’ nominees:

                                        Class A (three year term)                                          Class C (two year term)
                                         R. Timothy Maran                                                     Charles I. Massoud
                                         Walter A. Preische, Jr.
                                         Dennis A. Suskind

2.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors believes that the election of the nominees listed in the attached Proxy Statement is in the best interests of the Company and its stockholders and unanimously RECOMMENDS A VOTE FOR THE NOMINEES.

Only those shareholders of record at the close of business on March 3, 2003 shall be entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

Christopher Becker
Executive Vice President and Chief Operating Officer
Corporate Secretary

March 13, 2003
Bridgehampton, New York

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN SAME WITHOUT DELAY IN THE ENCLOSED ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDERS MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 21, 2003

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on April 21, 2003 at 10:30 a.m. or any adjournments thereof. The 2002 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2002, accompanies this Proxy Statement.

Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed envelope. Shareholders should indicate their votes in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR election of the nominees specified in this Proxy Statement.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone or facsimile by directors, officers and employees of the Company, without additional compensation therefor.

This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about March 21, 2003.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ( the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on March 3, 2003 has been fixed by the Board of Directors as the record date (“Record Date”) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 4,122,858 shares.

BENEFICIAL OWNERSHIP

As of March 3, 2003, no person was known by the Board of Directors to be the beneficial owner of more than five percent of the Company’s outstanding common stock.

ITEM 1: — ELECTION OF DIRECTORS & INFORMATION WITH RESPECT TO DIRECTORS
& OFFICERS

The By-laws of the Company provide that the Board of Directors shall consist of not less than five nor more than twenty-five shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof.     Pursuant to this provision, the Board unanimously adopted a resolution setting the number of directors at eight.

The Board of Directors has nominated the four persons named in this Proxy Statement, three for election to Class A and one for election to Class C. Each of these nominees has consented to be named and to serve if elected, and the Board knows of no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable to serve or for good cause will not serve, it is intended that the proxies which would have been voted for such nominee will be voted for a successor nominee to be designated by the Board of Directors.

REQUIRED VOTE

The approval by the affirmative votes of the holders of a plurality of the shares present, or represented, and entitled to vote is required to approve the election of directors.

The following information is provided with respect to each nominee for director and each present director whose term of office extends beyond the date of the Annual Meeting.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                                          Shares of Common Stock
                                                                                              of the Company
                                                                                         Beneficially Owned as of
                                                                                           December 31, 2002(1)
                                                                                         ---------------------------
                                       Principal Occupation           Director of the
Name and Age                           for Past Five Years            Company Since       No. of Shares      Percent
--------------------------------------------------------------------------------------------------------------------
Nominees for Director:
----------------------
Class A (term expiring in 2006)
-------------------------------
R. Timothy Maran                       President                           1980             65,694 (2)         1.6
Age 61                                 Maran Corporate
                                       Risk Associates

Walter A. Preische, Jr.                Certified Public Accountant         1994              9,910 (3)         0.2
Age 67

Dennis A. Suskind                       Retired Partner                    2002             43,200             1.0
Age 60                                  Goldman, Sachs & Co.

Class C (term expiring in 2005)
-------------------------------
Charles I. Massoud                      President and C.E.O.               2002                 40               _
Age 58                                  Paumanok Vineyards

Directors Continuing in Office:
-------------------------------
Class B (term expiring in 2004)
-------------------------------
Thomas E. Halsey                       Owner                               1969             42,690 (4)         1.0
Age 63                                 Holly Hill Nursery

Marcia Z. Hefter                       Partner                             1988             21,888 (5)          .5
Age 59                                 Esseks, Hefter & Angel, Esqs.

Class C (term expiring in 2005)
-------------------------------
Raymond Wesnofske                      Chairman of the Board of            1970             98,482 (6)          2.4
Age 65                                 the Company & the Bank

Thomas J. Tobin                        President & Chief Executive         1986             84,913 (7)          2.1
Age 58                                 Officer of the Company &
                                       the Bank

SHARES BENEFICIALLY OWNED BY OTHER EXECUTIVE OFFICERS AND ALL
DIRECTORS AND OFFICERS AS A GROUP
Name, Age and Position with Company             No. of Shares           Percent
-------------------------------------------------------------------------------

Christopher Becker, Age 37                       28,000 (8)                 0.7
Executive Vice President and
Chief Operating Officer of the
Company and the Bank; Secretary
of the Company

Janet T. Verneuille, Age 42                      13,160 (9)                 0.3
Senior Vice President and
Chief Financial Officer of the
Company and the Bank; Treasurer
of the Company

All 10 Director Nominees, Continuing
Directors and Executive Officers as a Group     407,977 (10)                9.9

NOTES

(1)

Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. Except as otherwise indicated, for all securities listed the director has sole voting and investment power.

(2)

Including 3,445 shares in the name of Cynthia H. Maran, Mr. Maran’s wife; 5,985 shares in the name of R. Timothy Maran, Jr., Mr. Maran’s son; 6,948 shares for the individual retirement account of Cynthia H. Maran, Mr. Maran’s wife; 13,572 shares for the individual retirement account of Mr. Maran; and 14,000 in the name of The Thomas C. Maran Trust for which Mr. Maran is trustee. Including options to purchase 400 shares previously granted to Mr. Maran under the Company’s Equity Incentive Plan.

(3)	Including 5,010 shares in a retirement account for Mr. Preische’s benefit. Including options to purchase 400 shares previously granted to Mr. Preische under the Company’s Equity Incentive Plan.

(4)

Including 17,198 shares in the name of Dorothy E. Halsey, Mr. Halsey’s wife; 135 shares in a retirement fund for Mrs. Halsey and 135 shares in a retirement fund for Mr. Halsey. Including options to purchase 400 shares previously granted to Mr. Halsey under the Company’s Equity Incentive Plan.

(5)

Including 7,520 shares in a retirement trust for Robert J. Hefter, Mrs. Hefter’s husband; 2,750 shares in a retirement trust for Mrs. Hefter; 900 shares in the name of Jason Hefter, Mrs. Hefter’s son; and 900 shares in the name of Michele Hefter, Mrs. Hefter’s daughter. Including options to purchase 400 shares previously granted to Mrs. Hefter under the Company’s Equity Incentive Plan.

(6)

Including 27,864 shares in the name of Lynn Wesnofske, Mr. Wesnofske’s wife and 14,400 shares in the name of Christopher Wesnofske, Mr. Wesnofske’s son. Including options to purchase 400 shares previously granted to Mr. Wesnofske under the Company’s Equity Incentive Plan.

(7)

Including options to purchase 42,500 shares and restricted stock of 2,880 shares previously granted to Mr. Tobin under the Company’s Equity Incentive Plan; 17,935 shares in the name of Janet B. Tobin, Mr. Tobin’s wife; and 441 shares in the name of Patrick Thomas Tobin, Mr. Tobin’s son.

(8)	Including options to purchase 22,500 shares and restricted stock of 1,800 shares previously granted to Mr. Becker under the Company’s Equity Incentive Plan.

(9)

Including options to purchase 9,000 shares and restricted stock of 1,080 shares previously granted to Ms. Verneuille under the Company’s Equity Incentive Plan; 395 shares in the name of Janet T. Verneuille and Thomas Verneuille, Ms. Verneuille’s husband; 279 shares in the name of Thomas Verneuille; 78 shares in the name of Janet T. Verneuille and Ryan Verneuille, Ms. Verneuille’s son; 78 shares in the name of Janet T. Verneuille and Anna Verneuille, Ms. Verneuille’s daughter; and 78 shares in the name of Janet T. Verneuille and Emily Verneuille, Ms. Verneuille’s daughter.

(10)	Including options to purchase 76,800 shares and restricted stock of 5,760 shares previously granted to the named Directors and Executive Officers under the Company’s Equity Incentive Plan.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under the securities laws of the United States, the Company’s directors, its executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 2002. During 2002 all of these filing requirements were satisfied. In making these statements, the Company has relied solely on the written representations of the incumbent directors and officers and copies of the reports which they have filed with the Commission.

BOARD COMMITTEES

The Company’s Board of Directors does not have a nominating committee (or a committee performing similar functions), but does have Audit and Personnel Committees as follows:

                               Number of Meetings
    Committee Members           Past Fiscal Year     Committee Functions

    Audit:
    Thomas E. Halsey                    5            Monitor compliance with corporate policies,
    Walter A. Preische, Jr.                          procedures, laws and regulations.  Review
    L.H. Strickland                                  and make recommendations with respect
                                                     to reports of internal auditor and independent
                                                     public accountants.
    Personnel:
    Marcia Z. Hefter                    5            Review and recommend salaries, benefits and
    R. Timothy Maran                                 employment policies of the Bank and make
    Thomas J. Tobin                                  recommendations to the full Board.
    Raymond Wesnofske

The Board of Directors met 14 times during fiscal year ended December 31, 2002. Each of the directors of the Company attended at least 75% of the total number of meetings of the Board and committees thereof.

COMPENSATION OF DIRECTORS

All of the members of the Board of Directors of the Company also serve on the Board of the Bank. Directors of the Company are not compensated separately in any way for their services as members of the Board of Directors of the Company. The Board of Directors of the Bank currently holds 12 regular monthly meetings a year and such special meetings as deemed advisable to review significant matters. Each member of the Board of Directors, except Mr. Tobin, receives an annual fee of $5,000. The Chairman of the Board of Directors receives an additional $2,500 annually. All Directors are compensated $500 for each meeting of the Board of Directors. Directors who are members of the asset and liability committee, classification committee and audit committee are compensated $300 per meeting. Directors are compensated $150 for all other committee meetings. Beginning in 2002 non-employee Directors were eligible for participation in the equity incentive plan and received options to purchase an aggregate of 2,400 shares at $18.80, or 400 shares per Director.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning compensation and compensatory awards received the last three years by the Chief Executive Officer and each other executive officer of the Bank whose cash compensation, including salary and bonus, exceeded $100,000 in 2002. The officers of the Company are not compensated separately in any way for their services.

                                                 SUMMARY COMPENSATION TABLE
                                                 --------------------------
                                                                                           Long-Term Compensation
                                                                                           ----------------------
                                        Annual Compensation                              Awards              Payouts
------------------------------------------------------------------------------------------------------------------------------------------
        (a)                (b)          (c)           (d)            (e)            (f)            (g)            (h)             (i)
                                                                    Other                                                        All
                                                                    Annual       Restricted      Options/                       Other
Name and                                                           Compen-          Stock        SARs (4)         LTIP         Compen-
Principal Position        Year      Salary (1)       Bonus        sation (2)     Awards (3)      (shares)      Payouts (5)    sation(6)
------------------        ----      ----------       -----        ----------     ----------      --------      -----------    ---------
Thomas J. Tobin           2002      $243,462      $192,000            $0           $27,072         4,000           $0         $21,970
President & Chief         2001       229,423       180,000             0            23,760         4,000            0          22,369
Executive Officer of      2000       214,423       168,000             0            28,440         4,000            0          21,250
the Company and the
Bank

Christopher Becker        2002      $153,654      $101,500            $0           $16,920         2,500           $0         $11,910
Executive Vice            2001       144,615        94,500             0            14,850         2,500            0          11,409
President of the          2000       134,423        71,400             0            17,775         2,500            0           4,854
Company and the
Bank, Secretary to
the Company

Janet T. Verneuille       2002      $118,961       $47,250            $0           $10,152         1,500            $0         $3,616
Senior Vice President     2001       107,518        42,750             0             8,910         1,500             0          2,907
of the Company and        2000        94,327        34,875             0            10,665         1,500             0          2,670
the Bank, Treasurer of
the Company, Chief
Financial Officer of the
Bank

NOTES TO SUMMARY COMPENSATION TABLE

(1)     Includes salary deferred at the election of the named executive officer (such as deferred salary under the Company’s 401(k) Plan). Salary deferrals under the 401(k) Plan for 2002 were $11,541, $10,401 and $10,395 for Mr. Tobin, Mr. Becker and Ms. Verneuille, respectively.

(2)     The Company has no other annual compensation as defined in the Securities and Exchange Commission rules.

(3)     Represents the dollar value of restricted shares granted to the named executive officers during 2002. The listed dollar values represent the number of such restricted shares multiplied by the closing market price of the Company’s Common Stock on the date of the grant. Restricted shares granted under the Company’s equity incentive plan carry the same dividend rights as unrestricted shares of Common Stock from the date of the grant. Restricted stock held by the executive officers at December 31, 2002 were 2,880 shares for Mr. Tobin, 1,800 shares for Mr. Becker and 1,080 shares for Ms. Verneuille.

(4)     Represents total number of shares subject to options granted to the named executive officers. No options granted to the named executive officers have been accompanied by stock appreciation rights (“SARs”).

(5)     The Company has no “long-term incentive plans” as defined in the Securities and Exchange Commission rules.

(6)     Includes, among other things, any Company contributions on behalf of the named executive officers to the 401(k) Plan; director’s fees paid by the Company; and specified premiums paid by the Company on certain insurance arrangements on behalf of the executive officers. Listed amounts for 2002 include 401(k) Plan contributions by the Company on behalf of executive officers Tobin, Becker and Verneuille of $6,000, $5,410 and $3,616, respectively; director’s fees in the amount of $6,500 each for Mr. Tobin and Mr. Becker; and the following insurance premiums paid by the Company on behalf of Mr. Tobin: $4,810 in premiums paid on a life insurance policy and $4,536 in premiums paid on a long-term disability policy.

The following table sets forth information concerning stock options granted for 2002 to the executive officers named in the Summary Compensation Table on Page 6.

                                            Options/SAR Grants in Last Fiscal Year
                                            --------------------------------------
                                  Number of              % of Total
                                 Securities              Options/SARs          Exercise
                                 Underlying               Granted to           or Base                            Grant Date
                                Options/SARs             Employees in           Price              Expiration       Present
Name                               Granted                Fiscal Year      (dollars/share)            Date           Value
--------------------------------------------------------------------------------------------------------------------------

Thomas J. Tobin                     4,000                    27.6%             $18.80                1/16/12       $30,720

Christopher Becker                  2,500                    17.2%             $18.80                1/16/12       $19,200

Janet T. Verneuille                 1,500                    10.3%             $18.80                1/16/12       $11,520

The weighted average, fair value of the options granted during 2002 was $7.68. The fair value of each option was estimated on the date granted using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants during 2002: risk-free interest rate of 4.85%; expected dividend yield of 3.24%; and expected volatility of 45.6%.

The following table sets forth information concerning all stock options that were either exercised in 2002 or held at year-end 2002 by the named executive officers in the Summary Compensation Table on Page 6.

                                    Aggregated Option/SAR Exercises in the Last Fiscal Year
                                                and Year-End Option/SAR Values
-------------------------------------------------------------------------------------------------------------------------
          (a)                  (b)                        (c)                  (d)                         (e)
                                                                      Number of Securities
                                                                           Underlying                Value of Unexercised
                                                                           Unexercised                   In-the-Money
                                                                        Options/SARs at                Options/SARs at
                               Option Exercises in 2002                 December 31, 2002           December 31,2002 (1)
                       Shares Acquired on                                 (Exercisable/               (Exercisable/
Name                       Exercise                Value Realized       Unexercisable)              Unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Thomas J. Tobin             2,500                      $38,675            E - 42,500                 E - $247,752
                                                                          U - 0                      U -   0

Christopher Becker              0                            0            E - 22,500                 E - $91,350
                                                                          U - 0                      U -  0

Janet T. Verneuille             0                            0            E - 9,000                  E - $31,020
                                                                          U - 0                      U -    0

(1)     Calculated based on the fair market value of the Company’s Stock on December 31, 2002 ($22.40 per share) minus the exercise price.

EMPLOYMENT CONTRACT AND SEVERANCE AGREEMENTS

The Company and the Bank have entered into employment agreements with Messrs. Tobin and Becker and Ms. Verneuille. The employment agreements provide for five year, three year and two year terms of employment, respectively, that extend, at the option of the Company or the Bank, on an annual basis for an additional one year period unless the executive provides written notice of non-renewal. If the Company or the Bank does not extend or the executive terminates, the term of the agreements becomes a fixed four, two or one year term, as the case may be.

Under the employment agreements, the annual salary of the named executive officers is reviewed annually by the Board of Directors or a committee of the Board of Directors. For 2003, the annual salary for Messrs. Tobin and Becker and Ms. Verneuille has been set at $260,000, $169,400 and $125,000, respectively. In addition to an annual salary, the employment agreements provide for, among other things, participation in stock benefit plans and certain other employee and fringe benefit programs applicable to executive management. The employment agreement for Mr. Tobin provides for the purchase of a special disability income policy and a supplemental retirement income plan policy with pre-retirement death benefits.

Each of the employment agreements provides that the Company, or the Bank, may terminate the covered executive for cause, as described in the agreements, at any time. If either the Company or the Bank terminates an executive’s employment other than for cause or a change in control or in the event the executive terminates his/her employment with the Company or the Bank based upon any of the following conditions (collectively, “Event of Termination”): (1) failure to elect or re-elect or appoint or re-appoint the executive to his/her current position; (2) material change in the executive’s functions, duties or responsibilities which cause the executive’s position to become one of lesser responsibility, importance or scope; (3) relocation of the executive’s principal place of employment outside of Southampton, East Hampton, Shelter Island, Southold or Riverhead; (4) reduction in the benefits or perquisites provided to the executive; (5) liquidation or dissolution of the Company or the Bank; or (6) material breach of the agreement by the Company or the Bank, the employment agreements provide that the executive or, in the event of the executive’s death, his/her beneficiary, will receive the payments and benefits that would have been provided to him/her under the agreement for the longer of (i) three years in the case of Messrs. Tobin and Becker or two years in the case of Ms. Verneuille or (ii) the remaining term of the relevant agreement.

Under each of the employment agreements, a Change in Control is an event which: (a) is required to be reported on Form 8-K under the Securities Exchange Act of 1934, as amended, (b) results in a Change in Control based upon the fact that the acquirer has received all applicable regulatory approvals or (c) results in any of the following: any person becoming the beneficial owner of 30% or more of the Bank’s or the Company’s voting securities, individuals on the current Board of Directors ceasing to constitute a majority of the Board, a corporate reorganization, merger or similar transaction and the Bank or the Company is not the resulting entity, a proxy solicitation from someone other than current management seeking approval or certain corporate reorganizations, mergers or similar transactions or a successful tender offer for the acquisition of 30% or more of the shares of the Bank or the Company. If: (1) following a Change in Control of the Company or the Bank the executive’s employment with the Company or the Bank is involuntarily terminated, (2) within 90 days following the Change in Control, the executive voluntarily terminates his/her employment provided the acquirer is a private investor, group of private investors or private company controlled by a private investor or group, or (3) within three years following a Change in Control, the executive suffers a demotion, loss of title or significant responsibility, reduction in compensation or benefits or relocation of principal employment to an office other than one located in Southampton, East Hampton, Shelter Island, Southold or Riverhead, the executive or, in the event of the executive’s death, his/her beneficiary, will receive an amount equal to 3.25, 3.0 or 2.0, as the case may be, times the executive’s compensation for the preceding taxable year payable at the executive’s election in a lump sum or over 39, 36 or 24 months, respectively, on either a bi-weekly or monthly basis. In addition, the health and welfare benefits received by the executive during his/her employment would be continued for 39, 36 or 24 months, as the case may be, following his/her termination of employment.

Payments pursuant to the employment agreements and other arrangements in the event of a Change in Control may constitute a “parachute payment” for federal income tax purposes and may result in the imposition of an excise tax on the executive. In such a case, the employment agreements provide that the Company or the Bank will pay the executive an amount sufficient to enable the executive to retain the payments and benefits provided to him/her had he/she not been subject to such a tax.

The Company guarantees the payment of compensation and benefits to the executives under the employment agreements with the Bank. The Company and the Bank will reimburse or pay the executive for all reasonable costs and legal fees paid or incurred in connection with any dispute or question of interpretation relating to the employment agreements if the executive is successful on the merits of his/her claim pursuant to a legal judgment, arbitration or settlement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Personnel Committee held five meetings in 2002 and presently consists of Raymond Wesnofske, Chairman of the Board, R.Timothy Maran, Marcia Z. Hefter and Thomas J. Tobin. Mr. Tobin is the President and Chief Executive Officer of both the Company and the Bank.

REPORT OF THE COMPENSATION COMMITTEE

The Company’s Personnel Committee serves as its Compensation Committee. It consists of three directors, none of whom is an officer or employee of the Company or any of its subsidiaries or has any separate, substantial business relationship with the Company, as well as the President and Chief Executive Officer, Thomas J. Tobin. This Committee was established to review, at least annually, the salaries, benefits, and employment policies of the Bank and then make recommendations to the full Board. The Committee makes recommendations to the full Board of Directors concerning base salary levels and short term incentive compensation for executive officers. In addition, the Committee recommends for full Board ratification the grant of stock-based incentive compensation awarded to executive officers and senior management. The Committee is also responsible for recommending the execution of employment agreements and change in control agreements with executive officers and certain members of senior management.

General Policy

The Company’s executive compensation policy is to provide an incentive for executive officers to achieve corporate goals and to reward executive officers when these goals are met. Central to the concept and design of executive compensation strategy is the paramount importance of long term shareholder interests and the need to align senior management with those interests.

Compensation levels for executive officers are established after consideration of corporate performance measures and executive compensation practices followed by the Company’s industry peer group. Also, included in the deliberative process are personal factors such as commitment, leadership, management style, teamwork and community involvement.

The Committee obtains suggestions and advice from the CEO regarding appropriate or desired levels of compensation for executive officers and senior management. The Committee has access to all necessary Company financial reports, personnel records and other data. Committee members have regular contact with executive officers and senior management as a result of their service on the Board and other Board committees, giving members a direct basis upon which to evaluate the individual qualities and capabilities of the officers.

For each of the past three years, the Company retained a nationally recognized compensation consulting firm to analyze the executive officer and senior management compensation levels, by each of the three elements cited below and in total, and the Company’s performance. A group of forty comparably sized and similarly profiled financial institutions were used for comparison purposes. This group selected for this comparison needs to be distinguished from the peer group used in the stock performance graph below. The companies included in this group may have changed slightly from year to year due to merger activity within the industry or other relevant factors. The Committee considered the results of this comparison and the consulting firm’s corresponding recommendations in making compensation program recommendations to the Board of Directors.

The objective of the Company’s executive officer and senior management compensation structure is to motivate these individuals to put forth maximum effort toward the achievement of specific corporate goals identified during the strategic planning process of the Board and management. To that end, the Committee has adopted a compensation strategy that seeks to provide competitive compensation opportunities that are strongly aligned to the financial and stock performance of the Company. Three compensation elements are used in support of the strategy: base salary, short term incentives and long term incentives.

Components of Compensation

Base Salary

Executive officer base salary levels are reviewed annually by the Committee and adjusted as appropriate. For the 2002 fiscal year the Company increased individual base salaries based upon the consideration of the competitive base salary review, strong Company performance and individual performance. The adjusted base salary levels are reflective of the individual responsibilities, experience and performance, as well as competitive marketplace conditions.

Short Term Incentive Program

The Company ties short term incentive bonuses to financial targets, specifically return on average equity as compared to its peer group and growth in net profit. For the fiscal year ended 2002, the Company returned approximately 25.9% on average equity and approximately 26.2% growth in annual net profit over the prior year, exceeding the goals defined by the Board and management. These performance standards place the Company in the high performance tier, as defined by a prominent industry source, when compared to commercial banks in its peer group.

Long Term Stock Incentive Program

The third and final component of the Company’s compensation strategy is the 1996 Equity Incentive Plan, under which executive officers and senior management may be given the opportunity to acquire or increase proprietary interest in the Company through the granting of stock options and/or restricted stock awards. Such stock options and awards offer them the possibility of future value, depending upon the long term appreciation of the Company’s common stock and provide the recipients with an incentive to advance the interests of the Company and also encourage them to remain in the employ or service of the Company and its subsidiaries.

Stock options under the Plan may be either so-called incentive stock options, which bestow certain tax benefits on the optionee, or non-qualified stock options, not qualifying for such benefits. All options under the plan have an exercise price that is not less than the market value of the Company’s common stock on the date of the grant. Historically, stock based awards under the Company’s plans have either been stock options or shares of restricted stock (which are merely shares of common stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date.) The exercisability of options and the vesting of restricted stock depend upon the executives continuing to render services to the Company. Options have no value unless the Company’s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company’s stock.

Restricted stock awards under the plan carry dividend rights from the date of grant. Restricted shares are forfeited if the award holder departs the Company before vesting. Accelerated vesting is permitted under limited circumstances.

The Committee’s decisions on granting options and restricted stock awards are based on the evaluation of both the Company’s performance, as measured against growth in earnings per share, and the individual’s accomplishments.

Chief Executive Officer

In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on average stockholders’ equity, growth in net income, growth in earnings per share and the Company’s performance as compared to peer group institutions. Individual factors include the CEO’s implementation of the Company’s strategic goals, formation of an effective management team and various personal qualities, including leadership.

The foregoing report has been furnished by committee members:

Raymond Wesnofske, Chairman
R. Timothy Maran
Marcia Z. Hefter
Thomas J. Tobin

PERFORMANCE GRAPH

Pursuant to the regulations of the SEC, the graph below compares the performance of the Company with that of the total return for the NASDAQ® stock market, United States and for certain bank stocks of financial institutions with an asset size of $250,000,000 to $500,000,000 as reported by SNL Financial L.C. from December 31, 1997 through December 31, 2002. The graph assumes the reinvestment of dividends in additional shares of the same class of equity securities as those listed below.

                                                       Period Ending
                              --------------------------------------------------------------------
Index                         12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
--------------------------------------------------------------------------------------------------
Bridge Bancorp, Inc.            100.00     149.31       127.55      104.20      119.69      152.07
NASDAQ - Total US*              100.00     140.99       261.48      157.42      124.89       86.33
SNL $250M-$500M Bank Index      100.00      89.55        83.31       80.22      113.97      146.96

RETIREMENT PLANS

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the”Retirement Plan”) for eligible employees. All salaried employees at least age 21 who have completed at least six months of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, in an amount equal to 1.50% of the participant’s average annual earnings multiplied by creditable service (up to 35 years) plus 1.00% of the participant’s average annual earnings multiplied by creditable service (in excess of 35 years) minus ..49% of the participant’s final average compensation multiplied by creditable service (up to 35 years).

In addition to the Retirement Plan, the Bank has a Supplemental Executive Retirement Plan (the “SERP”), which is an actuarial plan, under which additional retirement benefits are accrued for eligible Executive Officers. Under the Supplemental Retirement Plan, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Bridgehampton Retirement Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is projected to receive under the Bridgehampton Retirement Plan at normal retirement.

The following table approximates the annual retirement benefits based on average annual earnings for the highest five consecutive years at various levels of compensation and years of service under the Retirement Plan and the SERP.

Annual
Average          20 Years     25 Years     30 Years     35 Years     40 Years
Compensation     Service      Service      Service      Service      Service

 50,000         $  11,134    $  13,918    $  16,702    $  19,485    $  21,985
 75,000         $  18,634    $  23,293    $  27,952    $  32,610    $  36,360
100,000         $  26,134    $  32,668    $  39,202    $  45,735    $  50,735
125,000         $  33,634    $  42,043    $  50,452    $  58,860    $  65,110
150,000         $  41,134    $  51,418    $  61,702    $  71,985    $  79,485
175,000         $  48,634    $  60,793    $  72,952    $  85,110    $  93,860
200,000         $  56,134    $  70,168    $  84,202    $  98,235    $ 108,235
225,000         $  63,634    $  79,543    $  95,452    $ 111,360    $ 122,610
250,000         $  71,134    $  88,918    $ 106,702    $ 124,485    $ 136,985
275,000         $  78,634    $  98,293    $ 117,952    $ 137,610    $ 151,360
300,000         $  86,134    $ 107,668    $ 129,202    $ 150,735    $ 165,735
325,000         $  93,634    $ 117,043    $ 140,452    $ 163,860    $ 180,110
350,000         $ 101,134    $ 126,418    $ 151,702    $ 176,985    $ 194,485
375,000         $ 108,653    $ 135,793    $ 162,952    $ 190,110    $ 208,860
400,000         $ 116,134    $ 145,168    $ 174,202    $ 203,235    $ 223,235
425,000         $ 123,634    $ 154,543    $ 185,452    $ 216,360    $ 237,610
450,000         $ 131,134    $ 163,918    $ 196,702    $ 229,485    $ 251,985
475,000         $ 138,634    $ 173,293    $ 207,952    $ 242,610    $ 266,360
500,000         $ 146,134    $ 182,668    $ 219,202    $ 255,735    $ 280,735
550,000         $ 153,634    $ 192,043    $ 230,452    $ 268,860    $ 295,110

The following table sets forth the years of credited service and the average annual basic earnings (as defined above) determined as of September 30, 2002 for each of the named Executive Officers.

                                                   Years of
                                               Credited Service
                                               ----------------
                                                                              Average
                                           Years            Months        Annual Earnings
                                           -----            ------        ---------------
        Thomas J. Tobin                      17                2            $301,769
        Christopher Becker                   14                7             177,925
        Janet T. Verneuille                   9               10             101,677

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2002. Such loans are made in the ordinary course of business at normal credit terms, including interest rate and security, and do not represent more than a normal risk of collection. No such loan was classified by the Bank as of December 31, 2002 as a non-accrual, past due, restructured or potential problem loan.

Outside of normal customer relationships, none of the directors of the Company or their associates currently maintains or has maintained within the past 12 months any significant business relationships or had any related party transaction with the Company or the Bank other than such as arises by virtue of their position or ownership interest in the Company or other than such as arises by virtue of their position with the Bank.

ITEM 2: — OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business not provided for in the notice of meeting, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies in accordance with their judgment on such matters.

Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

STOCKHOLDER PROPOSALS

If stockholders’ proposals are to be considered for inclusion in the Company’s Proxy Statement for the annual meeting of the Company’s stockholders to be held in April, 2004, such proposals must be submitted on a timely basis and the proposals and proponents thereof otherwise must meet the requirements established by the Securities and Exchange Commission for stockholders’ proposals. Proposals for the annual meeting of Stockholders to be held in 2004 must be received by the Company at its principal executive office no later than November 14, 2003. Any such proposals, together with supporting statements, should be directed to the Secretary of the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

Crowe, Chizek and Company LLP, Independent Public Accountants (“Crowe Chizek”), were the independent auditors of the Company for the year ended December 31, 2002, and have been selected to serve as auditors for 2003. Representatives of Crowe Chizek are expected to be present at the Annual Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

On June 4, 2002 the Company dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors. The decision to change accountants was recommended by the Audit Committee of the Board of Directors and approved by the entire Board of Directors based upon such recommendation. During the two years ended December 31, 2001, and from December 31, 2001 through the effective date of the Andersen termination, there have been no disagreements between the Company and Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope of procedure, which disagreements would have caused Andersen to make reference to the subject matter of such disagreements in connection with its report.

During the two years ended December 31, 2001, and from December 31, 2001 until the effective date of theAndersen dismissal, Andersen did not advise the Company of any of the following matters:

1.    That the internal controls necessary for the Company to develop reliable financial statements did not exist;

2.     That information had come to Andersen’s attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

3.     That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Andersen’s attention that if further investigated: (i) may materially impact the fairness or reliability of either a previously-issued audit report or underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements) or (ii) may cause it to be unwilling to rely on management’s representation or be associated with the Company’s financial statements and that, due to its dismissal, Andersen did not so expand the scope of its audit or conduct such further investigation;

4.     That information had come to Andersen’s attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously-issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), or that, due to its dismissal, there were no such unresolved issues as of the date of its dismissal.

In accordance with applicable securities regulations, the Company requested Andersen to furnish a letter stating whether it agreed with the statements contained in the four numbered paragraphs above. Andersen furnished such a letter dated June 6, 2002 stating that it agreed with such statements. A copy of such letter was filed as Exhibit 1 to the Company’s Form 8-K filed June 7, 2002.

During the two years ended December 31, 2001, and from December 31, 2001 through engagement of Crowe Chizek as the Company’s independent accountant, neither the Company nor anyone on its behalf had consulted Crowe Chizek with respect to any accounting, auditing or financial reporting issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any related item.

AUDIT COMMITTEE MATTERS

Audit Committee Charter

The Board of Directors of the Company adopted a charter for the Audit Committee during fiscal year 2000, which was attached as an appendix to the Company’s proxy statement for the April 2001 annual meeting.

Independence of Audit Committee Members

The Company’s Common Stock is traded on the NASDAQ® over the counter bulletin board and is therefore not a listed company. The Company has elected to apply the definition contained in the Company Rule 4200(a)(14) of the National Association of Securities Dealers’ Marketplace rules to determine whether members of the Audit Committee are independent based on the rule.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accounts.

The Audit Committee has reviewed the written disclosure and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referenced above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

This Audit Committee report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or liabilities under Section 15 of the Exchange Act.

The foregoing report has been furnished by audit committee members:

Walter A. Preische, Jr., Chairman
L.H. Strickland
Thomas E. Halsey

AUDIT FEES AND RELATED MATTERS

Audit Fees

The Company was billed $46,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during 2002.

Financial Information Systems Design and Implementation Fees

The Company was not billed for any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (in general, information technology services) rendered by the Company’s principal accountant during the year ended December 31, 2002.

All Other Fees

There were no other fees paid to the Company’s principal accountant during the year ended December 31, 2002.

Other Matters

Of the time expended by the Bank’s principal accountant to audit the Company’s financial statements for the year ended December 31, 2002, no time involved work performed by persons other than the principal accountant’s full-time, permanent employees.

Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly.

Your continued interest in and support of the Company is sincerely appreciated.

                                                   By Order of the Board of Directors

                                                   Christopher Becker
                                                   Executive Vice President and Chief Operating Officer
                                                   Corporate Secretary

Bridgehampton, New York
March 13, 2003

[X]PLEASE MARK VOTES                                          REVOCABLE PROXY
AS IN THIS EXAMPLE                                          BRIDGE BANCORP, INC.

                                                                                                                                                  With-      For All
    THE PROXY IS SOLICITED ON BEHALF OF                                                     1.  ELECTION OF DIRECTORS (except as          For     hold       Except
THE BOARD OF DIRECTORS OF BRIDGE BANCORP, INC.                                                  marked to the contrary below):            [  ]    [  ]       [   ]
      ANNUAL MEETING OF SHAREHOLDERS
        TO BE HELD April 15, 2002
                                                                                                        Class A (three year term)            Class C (two year term)
The undersigned  hereby appoints Laura Arnold, Erin Brown and Mimi                                      R. Timothy Maran                     Charles I. Massoud
Browne as Proxies,  each with the power to appoint a substitute,  and hereby                            Walter A. Preische, Jr.
authorizes them to  represent  and to vote,  as  designated, all the                                    Dennis A. Suskind
shares of common stock of Bridge Bancorp, Inc. held of record by the
undersigned on March 3, 2003 at the  Annual  Meeting  of  Shareholders                             THE BOARD OF DIRECTOR RECOMMENDS VOTES "FOR" ALL OF THE NOMINEES.
to be held  April  21,  2003  or any adjournments thereof.
                                                                                                   INSTRUCTION:  To withhold  authority to vote for any individual nominee, mark "For All Except" and write that nominees name in the space provided below.

                                                                                                   2.  OTHER BUSINESS:
                                                                                                       In their  discretion,  the Proxies are  authorized  to vote upon such other business as may properly come before the meeting.

                                                                                           This proxy when properly executed will be voted in the manner directed herein by the undersigned  shareholder.  If no direction is made, this proxy will be voted for proposal number 1.

Please be sure to sign and date      Date
this Proxy in the box below.

Stockholder sign above          Co-holder (if any) sign above

  Detach above card, sign, date and mail in postage paid envelope provided.
                              BRIDGE BANCORP, INC.

Please sign  exactly as name appears on the stock  certificate.  When shares are held by joint  tenants,  both should sign.  When signing as attorney,  executor, aministrator, trustee  or  guardian,  please  give  full  title as such.  If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

                     PLEASE MARK, SIGN, DATE AND RETURN THE
                PROXY PROMPTLY USING THE ENCLOSED ENEVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH
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